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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO VALUE MUNICIPAL BOND TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Value Municipal Bond Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                Votes    Votes
                 Matter                          For    Against
                 ------                       --------- -------
                 (1). James T. Bunch......... 3,619,131 155,624
                      Bruce L. Crockett...... 3,619,131 155,624
                      Rodney F. Dammeyer..... 3,619,131 155,624
                      Jack M. Fields......... 3,637,715 137,040
                      Martin L. Flanagan..... 3,631,623 143,132
                      Carl Frischling........ 3,620,734 154,021

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Value Municipal Income Trust by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                      Votes    Votes   Votes   Broker
         Matters                       For    Against Abstain Non-Votes
         -------                    --------- ------- ------- ---------
         (1). Common Shares........ 2,033,801 120,153 87,201  1,573,168
              Preferred Shares.....       160       0      0          0
         (2). Common Shares........ 2,010,327 138,858 91,970  1,573,168
              Preferred Shares.....       160       0      0          0